ELECTION OF THE COMPANY'S DIRECTORS

        The Company's Board of Directors presently comprises eighteen members. The Board of Directors is classified into three classes, with one class to be elected each year to a three-year term.

        Proxies will be voted for the election of the following nominees as Class II directors to serve until the Company's 2000 Annual Meeting. Each nominee is currently a director of the Company. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected, but in such event, proxies will be voted for such substitutes as the Board may designate. The Proxies may cumulate votes at their discretion.

                                    Principal Occupation                                Director
Name (Age)                          and Business Experience                             Since
----------                          -----------------------                             -----

Class II Nominees (to serve until the
        2000 Annual Meeting)

Carlin K. Harmon (60)               President & Chief Executive Officer,                9/88
                                    First State Bank & Trust, Rainelle, WV,
                                    since 1972; Executive Vice President of
                                    the Company since 1990.

Dale Nibert (69)                    Dairy Farmer,                                       4/88
                                    Point Pleasant, WV

Mark Schaul (66)                    President, Charmar Realty Company,                  3/76
                                    Charleston, WV

Van R. Thorn (48)                   Chief Executive Officer, The Home                   5/92
                                    National Bank of Sutton, Sutton, WV,
                                    since 1992; Cashier from 1979 to 1992.

C. Scott Briers (61)                President of the Board, First National              1/95
                                    Bank of Hinton since 1994; Owner,
                                    Briers Furniture since 1977

Hugh R. Clonch (57)                 President of Clonch                                 9/95
                                    Industries, Inc. (timber) in
                                    Dixie, WV, since 1975



                                        6


                                    Principal Occupation                                Director
Name (Age)                          and Business Experience                             Since
----------                          -----------------------                             -----

Class III Directors (to serve until the
                  1998 Annual Meeting)

Dr. D. K. Cales (67)                Dentist, Rainelle, WV                               7/90

Jay Goldman (53)                    President, Goldman Associates (real                 8/88
                                    estate) Charleston, WV

C. Dallas Kayser (45)               C. Dallas Kayser, L.C. (attorney)                   1/95
                                    Point Pleasant, WV

Robert D. Fisher (44)               Partner, Adams Fisher & Evans                       8/94
                                    (attorney) Ripley, WV

George F. Davis (69)                President and Chief Executive Officer               9/95
                                    of Merchants National Bank,
                                    Montgomery, WV, since 1979

William M. Frazier (68)             Attorney, Frazier & Oxley, LC;                      2/97
                                    President and Chief Executive Officer
                                    of The Old National Bank of Huntington,
                                    Huntington, WV, since 1984



Class I Directors (to serve until the
                  1999 Annual Meeting)

Samuel M. Bowling (59)              President, Dougherty Company, Inc.                  3/83
                                    (mechanical contractor) since 1977,
                                    Chairman of the Company since 1990.

Steven J. Day (43)                  President and Chief Executive Officer of            11/88
                                    the Company since 1990; Treasurer and
                                    Chief Financial Officer from 1983 to 1990.

Jack E. Fruth (68)                  Principal Owner, Fruth Pharmacies                   4/87
                                    Point Pleasant, WV.



                                        7




Otis L. O'Connor (61)               Partner, Steptoe & Johnson (attorneys)              1/76
                                    Charleston, WV.

Bob F. Richmond (56)                Chief Executive Officer, First National             1/95
                                    Bank of Hinton since 1981; Vice President
                                    from 1972 to 1981

Leon K. Oxley (48)                  Attorney, Frazier & Oxley, LC;                      2/97
                                    Secretary of the Old National Bank
                                    of Huntington, Huntington, WV, since 1981

Committees of the Board of Directors

                  The entire Board of Directors functions as a nominating committee by considering nominees for election as Directors of the Company. The Board will consider nominees recommended by shareholders if such recommendations are submitted in writing and delivered or sent by first class registered or certified mail to the President of the Company not less than 14 no more than 50 days prior to the date of the 1998 Annual Meeting. Such recommendations should include the name, address, occupation and ownership of shares of Common Stock of the nominee, and the name, address and ownership of shares of Common Stock of the nominating shareholder.

                  City Holding has a standing Audit Committee consisting of three members, Dr. D. K. Cales, Jack E. Fruth, and Mark Schaul. The Audit Committee has the responsibility of meeting with and reviewing the scope of work performed by internal and external auditors. Significant matters are discussed with the full Board of Directors. This committee meets on a quarterly basis as needed and met four times during 1996.

                  The Company has a Compensation  Committee consisting of Dr. D.
K. Cales, Jack E. Fruth, and Jay Goldman, none of whom is an employee of City Holding. The Compensation Committee makes recommendations to the Board with respect to the compensation of executive officers and certain junior officers who participate in the Company's Stock Incentive Plan. This committee meets once a year.

Attendance

                  The Company's Board of Directors held 12 meetings during the fiscal year ended December 31, 1996. No director attended fewer than 75% of the meetings of the Company's Board, all members of the Audit Committee attended all of the Audit Committee meetings, and all members of the Compensation Committee attended the Compensation Committee meeting.

Compensation of Directors

                  The Company's Directors are paid a fee of $500 for each meeting of the full board, regardless of attendance. Directors who are also officers of the Company and its subsidiaries receive no fee.


                               EXECUTIVE OFFICERS

                  The executive officers of City Holding are as follows:

                  Steven J. Day, President and Chief Executive Officer.

                  George F. Davis, Executive Vice President.

                  Carlin K. Harmon, Executive Vice President.

                  Matthew B. Call, 39, has been Senior Vice President of City Holding Company since August 1994. Prior to joining City Holding Company, he was Senior Vice President and Cashier for Bank One, West Virginia.

                  Robert A. Henson, CPA, 35, has been Chief Financial Officer of City Holding since May 1990. He was Chief Accounting Officer from 1988 to 1990 and has been employed by the Company since 1987. Prior to joining the Company, he was an Audit Manager with Ernst & Young, LLP in Charleston, West Virginia.

                  F. Eric Nelson, Jr., 35, has been Treasurer and Investment Portfolio Manager of the Company since October 1994. He was Chief Operations Officer and Investment Portfolio Manager from 1992 to 1994 and Vice President and Investment Portfolio Manager from 1990 to 1992. Prior to joining the Company, he was a Director with the Corporate Finance Department of Crestar Bank in Richmond, Virginia.

                             EXECUTIVE COMPENSATION

                  The  following   table   presents   information   relating  to
compensation of executive officers of the Company whose compensation exceeded $100,000 during the fiscal year ended December 31, 1996.

                                            Summary Compensation Table
                                                Annual Compensation
        Name and                                                                                          All Other
        Principal Position             Year            Salary ($)           Bonus ($) (1)           Compensation(2)
        ------------------             ----            ----------           -------------           ---------------

        Steven J. Day
          President and Chief          1996              $194,057              $90,444                $23,597
          Executive Officer            1995               187,043               80,718                 22,127
                                       1994               179,763               72,952                 22,045


        Carlin K. Harmon
          Executive Vice               1996               154,726               69,574                 23,613
          President                    1995               149,133               57,764                 22,408
                                       1994               143,328               40,132                 21,410



        George F. Davis
          Executive Vice               1996               132,480               37,094                 20,857
          President                    1995               123,500               19,000    (3)           9,203


        Robert A. Henson               1996                97,481               46,302                 22,168
          Chief Financial Officer      1995                93,957               40,602                 20,572
                                       1994                90,300               35,080                 18,259



        F. Eric Nelson, Jr.
          Treasurer and
          Investment Portfolio         1996                89,975               42,904                 22,187
          Manager                      1995                86,723               37,560                 19,127
                                       1994                83,347               32,570                 16,963


(1) Includes bonus awards under the Company's Incentive Plan.
(2) Includes Company matching and profit-sharing contributions under the Company's Profit-Sharing and 401(k) Plan, which was implemented January 1, 1991, and the Company's ESOP, which was implemented January 1, 1996.
(3) During 1995, Mr. Davis' compensation was calculated based on the recommendations of the Senior Personnel Committee of Merchants National Bank. Beginning in January 1996, Mr. Davis' compensation is calculated in accordance with City Holding's Incentive Plan.

Stock Options Granted




The following table sets forth certain information concerning stock options granted during 1996 to the named executives:

                                                                                                        Potential Realizable Value
                                                                                                        at Assumed Annual Rates of
                                                                                                        Stock Price Appreciation for
                                                                                                        Option Term
                                 Individual Grants
---------------------------------------------------------------------------------------------------------------------------------

Name                Number of Securities        % of Total Stock Options     Exercise
                    Underlying Stock            Granted to Employees         Price        Expiration
                    Options Granted             During the Year              per Share    Date            5%           10%
---------------------------------------------------------------------------------------------------------------------------------


Steven J. Day              15,000                    39%                     24.50        12/19/2001    101,550      224,400

Carlin K. Harmon            2,000                     5%                     24.50        12/19/2001     13,540       29,920

Matthew B. Call             5,000                    10%                     24.50        12/19/2001     33,850       74,800

Robert A. Henson            7,000                    18%                     24.50        12/19/2001     47,390      104,720

F. Eric Nelson              5,000                    10%                     24.50        12/19/2001     33,850       74,800

Option values reflect Black Scholes model output for options. The assumptions used in the model were expected volatility of .237, risk-free rate of return of 6.04%, dividend yield of 2.75%, and time to exercise of five years.

Prior to 1996, no stock options had been awarded. No stock options were exercised through December 31, 1996.

The stock options vest and become fully exercisable immediately.

Option Values


The following table sets forth certain information concerning option values at December 31, 1996:




                      Number of Securities                Value of Unexercised
                      Underlying Unexercised Options      In-The-Money Options
                      At Fiscal Year-End                  At Fiscal Year-End
-------------------------------------------------------------------------------


Steven J. Day                15,000                             $13,125

Carlin K. Harmon              2,000                               1,750

Matthew B. Call               5,000                               4,375

Robert A. Henson              7,000                               6,125

F. Eric Nelson                5,000                               4,375



Based on closing sales price of $25.375 on December 31, 1996.

Stock Incentive Plan

        The Committee administers the Company's 1993 Stock Incentive Plan (the "Stock Incentive Plan"). The Committee may delegate its authority to administer the Stock Incentive Plan to an officer of the Company.

        Key employees of the Company and its related entities and individuals who provide services to the Company and its related entities are eligible to participate in the Stock Incentive Plan. The class of eligible personnel is selected by the Committee and includes approximately 25 people, including Messrs. Day, Harmon, Davis, Henson, Nelson and Call. The Committee may, from time to time, grant stock options, stock appreciation rights ("SARs"), or stock awards to Stock Incentive Plan Participants.

        Options granted under the Stock Incentive Plan may be incentive stock options ("ISOs") or nonqualified stock options. The option price will be fixed by the Committee at the time the option is granted, but in the case of an ISO, the price cannot be less than the shares' fair market value on the date of grant. The option price may be paid in cash, or, with the Committee's consent, with shares of Common Stock, a combination of cash and Common Stock or in installments.

        SARs entitle the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant.

        SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates.

        Participants may also be awarded shares of Common Stock pursuant to a stock award. The Committee may prescribe that a participant's right in a stock award shall be nontransferable or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the participant continue employment with the Company for a specified period or that the Company or the participant achieve stated objectives.

        The Stock Incentive Plan provides that outstanding options and SARs will become exercisable and outstanding stock awards will be earned in full and nonforfeitable upon a change in control.

        A maximum of 300,000 shares of Common Stock may be issued upon the exercise of options and SARs and stock awards. This limitation will be adjusted, as the Committee determines is appropriate, in the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar events. The terms of outstanding awards also may be adjusted by the Committee to reflect such changes.

        No option, SAR or stock award may be granted under the Stock Incentive Plan after March 8, 2003. The Company's Board of Directors may, without further action by shareholders, terminate or suspend the Stock Incentive Plan in whole or in part. The Board of Directors may also amend the Stock Incentive Plan except that no amendment that increases the number of shares of Common Stock that may be issued under the Stock Incentive Plan or changes the class of individuals who may be selected to participate in the Plan will become effective until it is approved by shareholders.

Employee Benefit Plans

        Under the Company's Profit Sharing & 401(k) Plan (the "Plan"), a deferred compensation plan under the Internal Revenue code, eligible participants, including Messrs. Day, Harmon, Davis, Henson, Nelson and Call, may contribute from 1% to 15% of pre-tax earnings to their Plan accounts. Contributions may be invested in any of five investment options as selected by the participant, including Company Common Stock. The Company matches, in its Common Stock, 50% of the first 6% of earnings contributed by each participant. Although the profit sharing features of this Plan remain intact, future profit sharing contributions, if any, are expected to be made to the Employee Stock Ownership Plan.

        City Holding Company's Employees' Stock Ownership Plan ("ESOP"), covers all eligible employees, including Messrs. Day, Harmon, Davis, Henson, Nelson and Call, who have completed one year of service and have attained the age of 21. The ESOP plan was created January 1, 1996, and includes both a Money Purchase and a Stock Bonus feature. Annually, the Company will contribute to the Money Purchase account an amount equal to 9% of eligible compensation. The Stock Bonus account contributions are discretionary and are determined annually by the Company's Board of Directors. For the year ended December 31, 1996, ESOP contributions for Messrs. Call and Davis equaled 13% of their gross salary, while contributions for Messrs. Day, Harmon, Henson and Nelson equaled 13% of the 1996 maximum contribution limit as set forth by the Internal Revenue
Service. Contributions to all executive officers of the Company aggregated $109,543, and included contributions of $19,500 each to Messrs. Day, Harmon, Henson, and Nelson and $13,833 and $17,710 to Messrs. Call and Davis, respectively.

EMPLOYMENT AGREEMENTS

        The Company has an executive severance agreement with Mr. Day providing that if his employment is terminated (either voluntarily or involuntarily other than as a normal consequence of death, disability or retirement at a normal retirement age) at any time within a period of two years from a change in control of the Company, he will receive as compensation for services a lump sum payment (subject to any applicable payroll and other taxes) generally equal to
2.99 times his annual compensation. A "change of control" shall be deemed to have taken place if (i) a third person acquires shares of Common Stock that, aggregated with shares of Common Stock previously held by such person, have 30% or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of any cash tender or exchange offer, merger or other business combination or sale of assets, shares of Common Stock are converted into cash or securities of another corporation.

        The Company also has an agreement with Mr. Davis providing that he will serve as Executive Vice President of the Company at annual compensation and benefits not less than his last compensation package with Merchants National Bank prior to their acquisition. Additionally, the agreement provides that when Mr. Davis retires on his seventieth birthday, the Company will retain him in a consulting capacity for three years and will pay him an annual fee equal to fifty percent of his last annual salary.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During 1996, the Company and its subsidiaries had, and expect to have in the future, banking transactions with officers and directors of the Company, their immediate families and entities in which they are principal owners (more than 10% interest). The transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable factors.

        Otis L. O'Connor, Secretary and Director of the Company, is a partner in Steptoe & Johnson, Charleston, West Virginia, which performed legal services for the Company in 1996 and is expected to continue to perform similar services in the future.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Company's executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities Exchange Commission. Copies of these reports must also be furnished to City Holding. Based solely on review of the copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during 1996, all filing requirements applicable to its officers, directors and 10% shareholders were met.

                         OWNERSHIP OF EQUITY SECURITIES

        The Company's only authorized voting equity security is its Common Stock, par value $2.50 per share (the "Common Stock"). As discussed on the preceding page, the Company's Common Stock has one vote per share on all matters except the election of Directors. On April 15, 1997, the date for determining shareholders entitled to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote 6,068,488 shares of Common Stock.

        The table below presents certain information as of the Record Date regarding beneficial ownership of shares of Common Stock by Directors, nominees for Director, and all Directors and officers as a group. The Company knows of no person that owns more than 5% of the outstanding Common Stock.

                                                                                                  Aggregate
                                           Sole Voting and                                        Percentage
Name                                       Investment Power             Other (1)                 Owned
----                                       ----------------             ---------                 -----

Samuel M. Bowling                                 24,191                   55,141                 1.31%
C. Scott Briers                                    6,808                    2,487                 0.15%
Dr. D. K. Cales                                   88,152                        0                 1.45%
Hugh R. Clonch                                    18,647                   87,167                 1.74%
George F. Davis                                    7,417                      933                 0.14%
Steven J. Day                                     30,044                   15,990                 0.76%
Robert D. Fisher                                   6,440                        0                 0.11%
William M. Frazier                                32,976                   51,251                 1.39%
Jack E. Fruth                                     33,970                        0                 0.56%
Jay Goldman                                        9,972                      304                 0.17%
Carlin K. Harmon                                  29,280                    6,736                 0.59%
C. Dallas Kayser                                  33,028                      438                 0.55%
Dale Nibert                                       42,790                        0                 0.71%
Otis L. O'Connor                                   3,559                       14                 0.06%
Leon K. Oxley                                     27,474                   43,482                 1.17%
Bob F. Richmond                                   10,478                      564                 0.18%
Mark Schaul                                       28,988                    1,609                 0.50%
Van R. Thorn, II                                   1,756                    1,738                 0.06%
Directors and Officers
  as a group (21 persons)                        448,431                  279,138                11.99%
--------------

(1) Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; or (d) held in trust by the Company's 401(k) and Profit Sharing Plan; or (e) held in trust by the Company's Employee Stock Ownership Plan (ESOP).